THIRD CENTURY BANCORP
80 East Jefferson Street
Franklin, IN 46131
Tel. 317-736-7151 Fax 317-736-4225

For Immediate Release: Friday, August 11, 2006

Contact:     Robert D. Heuchan, President and CEO
Debra K. Harlow, Chief Financial Officer

THIRD CENTURY BANCORP RELEASES SECOND QUARTER EARNINGS

Franklin, Indiana, OTCBB “TDCB.”

Robert D. Heuchan, President and CEO of Third Century Bancorp, the holding company of Mutual Savings Bank, announced that for the quarter ended June 30, 2006, net income amounted to $138,000, or $0.09 per share, an increase of 14.05% from the $121,000 in earnings, or $0.08 per share, for the quarter ended June 30, 2005. For the six months ended June 30, 2006, net income amounted to $281,000, or $0.19 per share, an increase of 39.80% from $201,000, or $0.13 per share, for the six months ended June 30, 2005.

The increase in net income for the quarter and six months ended June 30, 2006 as compared to June 30, 2005 is primarily due to an increase in non-interest income for both reporting periods. Non-interest income increased $89,000 or 54.27% to $253,000 for the quarter ended June 30, 2006 from $164,000 for the quarter ended June 30, 2005. For the six months ended June 30, 2006, non-interest income increased to $474,000 from $332,000 for the six months ended June 30, 2005, which represented an increase of $142,000 or 42.77%.

During the second quarter of 2006, Mutual recorded a $20,000 gain to other income for the sale of REO properties as compared to recording a $20,000 loss to other income during the same quarter in 2005. In addition, for the six months ended June 30, 2006, service charges on deposit accounts increased $47,000 or 47.96% as a result of a change in Mutual’s deposit fee structure effective November 1, 2005.

Total assets increased $2.0 million at June 30, 2006 to $130.1 million from $128.1 million at December 31, 2005. Net loans receivable grew by $5.8 million or 5.48% since December 31, 2005. Cash and cash equivalents decreased $1.9 million or 24.53% and held to maturity securities decreased $2.6 million or 28.35% in order to fund increased loan originations.

Deposits decreased to $86.1 million at June 30, 2006 from $88.6 million at December 31, 2005, a decrease of $2.5 million or 2.87%. FHLB advances and other borrowings increased $7.6 million or 46.06% to $24.1 million at June 30, 2006 from $16.5 million at December 31, 2005. Mutual repaid $2.0 million in advances during the first quarter of 2006 and borrowed an additional $9.6 million during the first six months of 2006 to support its daily cash operations. During the quarter ended June 30, 2006, Third Century Bancorp paid the $3.3 million return of capital to shareholders.

Stockholders’ equity decreased by $3.1 million or 13.74% to $19.3 million at June 30, 2006 from $22.4 million at December 31, 2005. On March 16, 2006, the board of directors declared a $2.00 per share return of capital to all shareholders of record as of April 20, 2006 payable May 8, 2006, which totaled $3.3 million and was recorded as a reduction of stockholders’ equity.

Mutual opened a new branch in Indianapolis on June 1, 2006. The new branch is located at 5630 South Franklin Road in the Franklin Township area of Marion County.

Forward-looking statements made herein reflect management’s expectation as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of the company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1955. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

Founded in 1890, Mutual Savings Bank is a full-service financial institution based in Johnson County, Indiana. In addition to its main office at 80 East Jefferson Street, Franklin, Indiana, the bank operates branches in Franklin at 1124 North Main Street, in the Franklin United Methodist Community, in Indianapolis at 5630 South Franklin Road, as well as in Nineveh and Trafalgar, Indiana.

Selected Consolidated Financial Data
	At June 30,	At December 31,
	2006	2005
Selected Consolidated Financial Condition Data:	(In Thousands)
Assets	$130,180	$128,147
Loans receivable-net	111,337	105,557
Cash and cash equivalents	5,927	7,853
Interest-earning time deposits	--	200
Investment securities	6,599	9,210
Deposits	86,069	88,608
FHLB advances and other borrowings	24,100	16,500
Stockholders’ equity-net	19,279	22,350

	For the Three Months Ended June 30,
	2006	2005
	(Dollars In Thousands, Except Share Data)
Selected Consolidated Earnings Data:
Total interest income	$1,939	$1,711
Total interest expense	743	525
Net interest income	1,196	1,186
Provision of losses on loans	15	(20)
Net interest income after provision for losses on loans	1,181	1,206
Total other income	253	164
General, administrative and other expenses	1,203	1,169
Income tax expense	93	80
Net income	138	121
Earnings per share - basic	$0.09	$0.08
Earnings per share - diluted	$0.09	$0.08

Selected Financial Ratios and Other Data:
Interest rate spread during period	3.16%	3.35%
Net yield on interest-earning assets	3.84	3.86
Return on average assets	0.43	0.39
Return on average equity	2.69	2.10
Equity to assets	14.81	18.06
Average interest-earning assets to average interest-bearing liabilities	128.57	130.01
Non-performing assets to total assets	0.07	0.08
Allowance for loan losses to total loans outstanding	0.83	0.93
Net charge-offs to average total loans outstanding	0.02	0.00
General, administrative and other expense to average assets	0.93	0.95
Effective income tax rate	40.26	39.80
Dividend payout ratio [1]	2,266.67	n/a
Dividend payout ratio [2]	44.44	50.00
Number of full service offices	6	5
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1 The calculation of this ratio includes a $2.00 per share return of capital to shareholders of record as of April 20, 2006, payable May 8, 2006.
2 The calculation of this ratio does not include the return of capital to shareholders.

	For the Six Months Ended June 30,
	2006	2005
	(Dollars In Thousands, Except Share Data)
Selected Consolidated Earnings Data:
Total interest income	$3,774	$3,352
Total interest expense	1,383	998
Net interest income	2,391	2,354
Provision of losses on loans	30	(20)
Net interest income after provision for losses on loans	2,361	2,374
Total other income	474	332
General, administrative and other expenses	2,370	2,373
Income tax expense	184	132
Net income	281	201
Earnings per share - basic	$0.19	$0.13
Earnings per share - diluted	$0.19	$0.13

Selected Financial Ratios and Other Data:
Interest rate spread during period	3.21%	3.35%
Net yield on interest-earning assets	3.86	3.84
Return on average assets	0.44	0.32
Return on average equity	2.61	1.75
Equity to assets	14.81	18.06
Average interest-earning assets to average interest-bearing liabilities	130.74	129.70
Non-performing assets to total assets	0.07	0.08
Allowance for loan losses to total loans outstanding	0.83	0.93
Net charge-offs to average total loans outstanding	0.02	0.01
General, administrative and other expense to average assets	1.85	1.91
Effective income tax rate	39.57	39.64
Dividend payout ratio [3]	1,094.74	n/a
Dividend payout ratio [4]	42.11	61.54
Number of full service offices	6	5
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3 The calculation of this ratio includes a $2.00 per share return of capital to shareholders of record as of April 20, 2006, payable May 8, 2006.
4 The calculation of this ratio does not include the return of capital to shareholders.